Exhibit 99.1

Contact:	Media Relations Michele Davis 212 761 9621	Investor Relations Kathleen McCabe 212 761 4469

For Immediate Release

Morgan Stanley Announces Share Repurchase of up to $3.1 Billion of Common Stock and the Increase of Its Quarterly Dividend to $0.15 Per Share

NEW YORK, March 11, 2015 – Morgan Stanley announced today that it received no objection from the Board of Governors of the Federal Reserve System to the Firm’s 2015 Capital Plan.  This capital plan included a share repurchase of up to $3.1 billion of common stock for the five quarters beginning in the second quarter of 2015 through the end of the second quarter of 2016, as well as an increase in the Firm’s quarterly common stock dividend to $0.15 per share from the current $0.10 per share, beginning with the dividend expected to be declared in the second quarter of 2015.

James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “The successful repositioning of the firm and our ability to generate more consistent earnings enables us to increase both our dividend and share repurchase for the second consecutive year.  Today’s actions reflect the hard work of our employees over the last several years as we have been executing our strategic priorities.”

Share repurchases under the Firm’s existing authorized program will be exercised from time to time through June 30, 2016, at prices Morgan Stanley deems appropriate subject to various factors, including its capital position and market conditions.  The share repurchases may be effected through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans, and may be suspended at any time.  Morgan Stanley’s Board of Directors intends to increase the quarterly common stock dividend to $0.15 per share, with the dividend payable in the second quarter of 2015.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing investment banking, securities, investment management and wealth management services.  With offices in more than 43 countries, The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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